Exhibit 11


November       , 2007                                                41375.00005


Daily Income Fund
Short Term Income Fund, Inc.
600 Fifth Avenue, 8th Floor
New York, New York 10020


Re:      Reorganization of the Short Term Income Fund, Inc. into the
         Daily Income Fund

Ladies and Gentlemen:

We have acted as counsel to the Daily Income Fund, a Massachusetts business trust and the Short Term Income Fund, Inc., a Maryland corporation (Daily Income Fund and Short Term Income Fund, Inc., referred to together as, the "Companies"), in connection with the reorganization of the Money Market Portfolio and U.S. Government Portfolio (the "Acquired Funds"), investment portfolios of the Short Term Income Fund, Inc., into the Money Market Portfolio and U.S. Treasury Portfolio (the "Surviving Funds" and together with the Acquired Funds, the "Funds"), investment portfolios of the Daily Income Fund, in accordance with an Agreements and Plans of Reorganization and Liquidation (the "Plans") adopted by the Boards of Directors/Trustees of the Companies on June 7, 2007. Pursuant to the Plans, all of the then-existing assets of the Acquired Funds will be transferred to the Surviving Funds in exchange for: (i) the assumption of all the obligations and liabilities of the Acquired Funds by the Surviving Funds and (ii) the issuance and delivery to the Acquired Funds of full and franchised shares of the Surviving Funds' shares of Common Stock (the "Shares"), and such Shares shall be distributed by the Acquired Funds pro rata to their shareholders in exchange for such shareholders' outstanding shares of the Acquired Funds upon Short Term Income Funds, Inc.'s liquidation (the "Reorganization"). This opinion is furnished to you pursuant to sections 10.B and 11.B of the Plan. Capitalized terms used herein without definition which are defined in the Plan have the same respective meanings herein as therein.

In rendering this opinion, (i) we have relied upon the Boards of Directors/Trustees of the Companies (the "Boards"), including a majority of the directors/trustees who are not interested persons, determination that the Reorganization is in the best interests of the existing shareholders of the Funds and will not result in the dilution of the existing shareholders' interests in the Funds, as required by Rule 17a-8 of the Investment Company Act of 1940, as amended (the "1940 Act"), such determination being stated in the resolutions of the Boards adopted at the meetings held on June 7, 2007 and (ii) we have relied as to factual matters on representations provided by the officers of the Companies and have not independently established or verified the accuracy of such factual matters.

We have acted as U.S. counsel to the Companies in connection with the Reorganization.

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Daily Income Fund
Short Term Income Fund, Inc.
November    , 2007
Page 2


As counsel for the Companies, we have reviewed as applicable, the Agreements and Declarations/Articles of the Companies, By-Laws, resolutions of the Boards of Directors/Trustees, registration statements (including the prospectuses contained therein), and the combined prospectus/proxy statement prepared in contemplation of the Reorganization and filed with the Securities and Exchange Commission under the inquiries of public officials and officers of the Companies and have examined originals, certified copies or copies otherwise identified to our satisfaction of such other documents, records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion. With respect to all documents we reviewed or examined, we have assumed the genuineness of all signatures on original documents and the conformity to the original documents of all copies.

We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not express any opinion as to the laws of other states or jurisdictions except as to matters of federal law and, with respect to the limited scope of this opinion, Massachusetts business trust law and Maryland general corporation law.

Based upon, and subject to, the foregoing, we are of the opinion that:

     (1) Daily Income Fund is organized as a Massachusetts business trust and is validly existing under the laws of Massachusetts with full power to act as open-end investment company of the management type registered under the 1940 Act,

     (2) Short Term Income Fund, Inc. is organized as a Maryland corporation and is validly existing under the laws of Maryland with full power to act as open-end investment company of the management type registered under the 1940 Act,

     (3) the Plans and the Reorganization provided for therein have been duly authorized and approved by all requisite corporate action of the Companies, making said Plans and the Reorganization valid, binding and enforceable upon the Companies, and

     (4) the Shares to be issued pursuant to the Reorganization will be duly authorized and upon issuance thereof in accordance with the Plans will be validly issued, fully paid and non-assessable shares.

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Daily Income Fund
Short Term Income Fund, Inc.
November    , 2007
Page 3


This opinion letter is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof. We specifically disclaim any responsibility to update or supplement this opinion letter to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

Very truly yours,


PAUL, HASTINGS, JANOFSKY & WALKER LLP